                                                                     EXHIBIT 4.2


     ARTICLES OF AMENDMENT TO THE SECOND AMENDED AND RESTATED ARTICLES OF
                      INCORPORATION OF MCI WORLDCOM, INC.


                                      1.

     The name of the corporation is MCI WORLDCOM, Inc. (the "Corporation").

                                      2.
     Effective the date hereof, a new Article Seven A to the Corporation's Second Amended and Restated Articles of Incorporation, as amended, is hereby approved and adopted in accordance with the provisions of Section 14-2-602 of the Official Code of Georgia Annotated (the "Code") to read as follows:

                                    SEVEN A

     A series of the class of authorized preferred stock, par value $.01 per share, of the Corporation is hereby created having the designation and number of shares thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations and restrictions thereof, as are set forth on Exhibit D.

                                      3.

     All other provisions of the Second Amended and Restated Articles of Incorporation, as previously amended, shall remain in full force and effect.

                                      4.

     The foregoing amendment was approved and duly adopted by the Board of Directors of the Corporation in accordance with the provisions of Sections 14-2-602 and 14-2-1002 of the Code. Shareholder action was not required.

        IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed by its duly authorized officer this ____ day of ____________, 1999.



                                        MCI WORLDCOM, INC.



                                        By:_____________________________
                                            Bernard J. Ebbers, President

                                   EXHIBIT D


                     SERIES C $2.25 CUMULATIVE CONVERTIBLE


                          EXCHANGEABLE PREFERRED STOCK


                              ___________________

          SECTION 1. Designation.  There is hereby created a series of preferred
                     -----------
stock, $.01 par value per share, of MCI WORLDCOM, Inc. (the "Corporation") to be known as "Series C $2.25 Cumulative Convertible Exchangeable Preferred Stock" (the "Series C Preferred Stock").

          SECTION 2. Number of Shares. The number of shares of Series C
                     ----------------
Preferred Stock authorized for issuance is 3,750,000.

          SECTION 3. Stated Capital.  The amount to be represented in stated
                     --------------
capital at all times for each share of Series C Preferred Stock shall be $.01.

          SECTION 4.  Dividends.  (a) (i) The holders of shares of Series C
                      ---------
Preferred Stock shall be entitled to receive dividends at the rate of $2.25 per annum per share of Series C Preferred Stock, which shall be fully cumulative and shall accrue without interest. Dividends shall be payable in cash quarterly on January 15, April 15, July 15, and October 15 of each year (commencing on January 15, 2000) (and, in the case of any accrued but unpaid dividends, at such additional times and for such interim periods, if any, as determined by the Board of Directors), except that if any such date is a Saturday, Sunday or legal holiday then such dividend shall be payable on the next day that is not a Saturday, Sunday or legal holiday on which banks in the State of New York are permitted to be closed (a "Business Day"), to holders of record as they appear on the stock books of the transfer agent for the Corporation (the "Transfer Agent") on the applicable record date, which shall be not more than 60 nor less than 10 days preceding the payment date for such dividends, as are fixed by the Board of Directors, but only when, as and if declared by the Board of Directors out of funds at the time legally available for the payment of dividends. The amount of dividends payable per share of Series C Preferred Stock for each quarterly dividend period shall be computed by dividing the annual dividend amount per share by four. The amount of dividends payable for any period that is shorter or longer than a full quarterly dividend period shall be computed on the basis of a 360-day year of twelve 30-day months. Holders of shares of Series C Preferred Stock shall not be entitled to receive any dividends, whether payable in cash, property or stock, which are in excess of the cumulative dividends provided for herein.

          (ii) Notwithstanding Section 4(a)(i) above, (A) if the quarterly dividend payable on October 15, 1999 to the holders of $2.25 Cumulative Convertible Exchangeable Preferred Stock, par value $.01 per share ("SkyTel Preferred Stock"), of SkyTel

Communications, Inc., a Delaware corporation ("SkyTel"), shall have been declared, then the first quarterly dividend of the Series C Preferred Stock payable on January 15, 2000 shall be equal to $0.5625 per share of Series C Preferred Stock, and (B) if the quarterly dividend payable to the holders of SkyTel Preferred Stock on October 15, 1999 shall not have been declared, then the first quarterly dividend of the Series C Preferred Stock payable on January 15, 2000 shall be equal to $1.125 per share of Series C Preferred Stock. Thereafter, dividends shall accrue as set forth in Section 4(a)(i).

          (b) No dividends or other distributions, other than dividends payable solely in shares of the Corporation's Common Stock, par value $.01 per share (the "Common Stock") or other capital stock of the Corporation ranking junior to the Series C Preferred Stock as to dividends (collectively, "Junior Dividend Stock") and rights to acquire the foregoing, shall be paid or declared and set apart for payment on any shares of Junior Dividend Stock, and no purchase, redemption or other acquisition shall be made by the Corporation of any shares of Junior Dividend Stock, unless and until all accrued and unpaid dividends on the Series C Preferred Stock shall have been paid or declared and set apart for payment.

          (c) No dividends, other than dividends payable solely in shares of Junior Dividend Stock and rights to acquire the foregoing, shall be paid or declared and set apart for payment on any class or series of the Corporation's capital stock ranking, as to dividends on a parity with the Series C Preferred Stock (collectively, "Parity Dividend Stock") for any period and no purchase, redemption or other acquisition shall be made by the Corporation of any shares of Parity Dividend Stock unless and until full cumulative dividends have been, or contemporaneously are, paid or declared and set apart for such payment on the Series C Preferred Stock for all dividend payment periods terminating on or prior to the date of payment of such dividends on the Parity Dividend Stock. When dividends are not paid in full upon the Series C Preferred Stock and the Parity Dividend Stock (other than the Corporation's Series B Convertible Preferred Stock, par value $.01 per share (the "Series B Preferred Stock")), all dividends paid or declared and set aside for payment upon shares of Series C Preferred Stock and such other Parity Dividend Stock shall be paid or declared and set aside for payment pro rata so that the amount of dividends paid or declared and set aside for payment per share on the Series C Preferred Stock and such other Parity Dividend Stock shall in all cases bear to each other the same ratio that accrued and unpaid dividends per share on the shares of Series C Preferred Stock and such other Parity Dividend Stock bear to each other. Except as limited by the previous sentence, the Series B Preferred Stock shall be Parity Dividend Stock for all purposes herein.

          (d) The restrictions contained in this Section 4 shall not be deemed to restrict repurchases of capital stock of the Corporation from employees or consultants pursuant to employee stock option plans and the conversion of capital stock of the Corporation into, or the exchange of capital stock of the Corporation for, Junior Dividend Stock.

          (e) Holders of shares of Series C Preferred Stock called for redemption on a redemption date falling between a dividend payment record date and the associated dividend payment date shall, in lieu of receiving such dividend on the dividend payment date fixed therefor, receive such dividend payment together with all other accrued and unpaid dividends on the date fixed for redemption (unless such holders convert such shares to Common Stock pursuant to Section 9 hereof).

          (f) Any reference to "distribution" contained in this Section 4 shall not be deemed to include any stock dividend or distributions made in connection with any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.

          SECTION 5.  Liquidation Preference.  (a)  In the event of a
                      ----------------------
liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of shares of Series C Preferred Stock shall be entitled to receive out of the assets of the Corporation, whether such assets are stated capital or surplus of any nature, an amount equal to the dividends accrued and unpaid thereon to the date of final distribution to such holders, whether or not declared, without interest, and a sum equal to $50.00 per share, and no more, before any payment shall be made or any assets distributed to the holders of Common Stock or any other class or series of capital stock ranking junior to the Series C Preferred Stock as to a liquidation, dissolution or winding up of the Corporation ("Junior Liquidation Stock"). No full preferential payment on account of any liquidation, dissolution or winding up of the Corporation shall be made to the holders of any class or series of capital stock ranking on parity with the Series C Preferred Stock in the event of a liquidation, dissolution or winding up of the Corporation ("Parity Liquidation Stock") unless there shall likewise be paid at the same time to the holders of the Series C Preferred Stock the full amounts to which the holders of all outstanding shares of Series C Preferred Stock are entitled with respect to such distribution. If, upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation, or proceeds thereof, distributable among the holders of the shares of Series C Preferred Stock and any shares of Parity Liquidation Stock shall be insufficient to pay in full the preferential amount aforesaid and liquidating payments, then such assets, or the proceeds thereof, shall be distributed among the holders of shares of Series C Preferred Stock and of any shares of Parity Liquidation Stock ratably in accordance with the full respective preferential amounts that would be payable on such shares of Series C Preferred Stock and such shares of Parity Liquidation Stock if all amounts payable thereon were paid in full. Neither a consolidation or merger of the Corporation with another entity nor a sale or transfer of all or part of the Corporation's assets for cash, securities or other property will be considered a liquidation, dissolution or winding up of the Corporation. The Series B Preferred Stock shall be Parity Liquidation Stock for purposes of this Section 5(a).

          (b) Written notice of any liquidation, dissolution or winding up of the Corporation, stating the payment date or dates when the place or places where the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage prepaid, not less than 30 days prior to any payment date stated therein, to the holders of record of the Series C Preferred Stock at their respective addresses as the same shall appear on the stock books of the Transfer Agent.

          SECTION 6.  Voting Rights.  (a)  Except as herein provided or as
                      -------------
otherwise required by law, holders of Series C Preferred Stock shall have no voting rights. Whenever, at any time or times, dividends payable on the shares of Series C Preferred Stock at the time outstanding shall be cumulatively in arrears for such number of dividend periods that shall in the aggregate contain not less than 540 days, the holders of all outstanding shares of Series C Preferred Stock and any shares of Parity Dividend Stock upon which like voting rights have been conferred and are exercisable (the Series C Preferred Stock and any such Parity Dividend Stock, collectively for purposes of this Section 6, the "Defaulted Preferred Stock"), shall be entitled to elect two directors of the Corporation at the Corporation's next annual meeting of shareholders and at each subsequent annual meeting of shareholders; provided,
                                                                       --------
however, the shares of Defaulted Preferred Stock shall be entitled to exercise
-------
their voting rights at a special meeting of the holders of shares of Defaulted Preferred Stock as set forth in paragraphs (b) and (c) of this Section 6. At elections for such directors, each holder of Series C Preferred Stock shall be entitled to one vote for each share held (the holders of shares of any other series of Defaulted Preferred Stock ranking on such a parity being entitled to such number of votes, if any, for each share of stock held as may be granted to them). Upon the vesting of such right of the holders of Defaulted Preferred Stock, the maximum authorized number of members of the Board of Directors shall automatically be increased by two and the two vacancies so created shall be filled by vote of the holders of outstanding Defaulted Preferred Stock as hereinafter set forth. The right of holders of Defaulted Preferred Stock, voting separately as a class without regard to series, to elect members of the Board of Directors as aforesaid shall continue until such time as all dividends accumulated and unpaid on Defaulted Preferred Stock shall have been paid or declared and funds set aside for payment in full, at which time such right shall terminate, except as herein or by law expressly provided, subject to revesting in the event of each and every subsequent default of the character above mentioned.

          (b) Whenever such voting right shall have vested, such right may be exercised initially either at a special meeting of the holders of shares of Defaulted Preferred Stock called as hereinafter provided, or at any annual meeting of shareholders held for the purpose of electing directors, and thereafter at such meeting or by the written consent of such holders pursuant to
Section 14-2-704 of the Georgia Business Corporation Code.

          (c) At any time when such voting right shall have vested in the holders of shares of Defaulted Preferred Stock entitled to vote thereon, and if such right shall not already have been initially exercised, an officer of the Corporation shall, upon the written request of 10% of the holders of record of shares of such Defaulted Preferred Stock then outstanding, addressed to the Secretary of the Corporation, call a special meeting of holders of shares of such Defaulted Preferred Stock. Such meeting shall be held at the earliest practicable date upon the notice required for special meetings of shareholders at the place for holding annual meetings of shareholders of the Corporation or, if none, at a place designated by the Secretary of the Corporation. If such meeting shall not be called by the proper officers of the Corporation within 30 days after the personal service of such written request upon the Secretary of the Corporation, or within 30 days after mailing the same within the United States, by registered mail, addressed to the Secretary of the Corporation at its principal office (such mailing to be evidenced by the registry receipt issued by the postal authorities), then the holders of record of 10% of the shares of Defaulted Preferred Stock then outstanding may designate in writing any person to call such meeting at the expense of the Corporation, and such meeting may be called by such person so designated upon the notice required for special meetings of shareholders and shall be held at the same place as is elsewhere provided in this paragraph. Any holder of shares of Defaulted Preferred Stock then outstanding that would be entitled to vote at such meeting shall have access to the stock books of the Transfer Agent for the purpose of causing a meeting of shareholders to be called pursuant to the provisions of this paragraph. Notwithstanding the provisions of this paragraph, however, no such special meeting shall be called or held during a period within 45 days immediately preceding the date fixed for the next annual meeting of shareholders.

          (d) Subject to the provisions hereof, the directors elected pursuant to this Section shall serve until the next annual meeting or until their respective successors shall be elected and qualified. Any director elected by the holders of Defaulted Preferred Stock may be removed by, and shall not be removed otherwise than by, the vote of the holders of a majority of the outstanding shares of the Defaulted Preferred Stock who were entitled to participate in such election of directors, voting as a separate class without regard to series, at a meeting called for such purpose or by written consent as permitted by law and the Articles of Incorporation and Bylaws of the Corporation. If the office of any director elected by the holders of Defaulted Preferred Stock, voting as a class, without regard to series, becomes vacant by reason of death, resignation, retirement, disqualification or removal from office or otherwise, the remaining director elected by the holders of Defaulted Preferred Stock, voting as a class, without regard to series, may choose a successor who shall hold office for the unexpired term in respect of which such vacancy occurred. Upon any termination of the right of the holders of Defaulted Preferred Stock to vote for directors as herein provided, the term of office of all directors then in office elected by the holders of Defaulted Preferred Stock, voting as a class, without regard to series, shall terminate immediately. Whenever the terms of office of the directors elected by the holders of Defaulted Preferred Stock, voting as a class, without regard to series, shall so terminate and the special voting powers vested in the holders of Defaulted Preferred Stock shall have expired, the number of directors shall be such number as may be provided for in the Bylaws irrespective of any increase made pursuant to the provisions of this Section 6.

          (e) So long as any shares of the Series C Preferred Stock remain outstanding and in addition to any other vote required by law, the vote or consent of the holders of at least a majority of the shares of Series C Preferred Stock then outstanding given in person or by proxy either in writing (as permitted by law and the Articles of Incorporation and Bylaws of the Corporation) or at any special or annual meeting, shall be necessary to permit, effect or validate any one or more of the following:

               (i) the creation or issuance, or any increase in the authorized number of shares of any class or series of stock ranking prior to the Series C Preferred Stock either as to dividends ("Senior Dividend Stock") or upon liquidation, dissolution or winding up of the Corporation ("Senior Liquidation Stock"), or any security convertible into or exercisable or exchangeable for Senior Dividend Stock or Senior Liquidation Stock; or

               (ii) the amendment, alteration or repeal of any of the provisions of the Articles of Incorporation of the Corporation (including this Exhibit
     D) that would adversely affect any right, preference, privilege or voting power of the Series C Preferred Stock; provided, however, that any increase
                                            --------  -------
     in the amount of authorized preferred stock or the creation and issuance of other series of Parity Dividend Stock, Parity Liquidation Stock, Junior Dividend Stock or Junior Liquidation Stock shall not be deemed to affect adversely such rights, preferences or voting powers.

          SECTION 7.  Optional Redemption.  (a)  The Corporation at its option
                      -------------------
may redeem shares of Series C Preferred Stock out of funds legally available for the purpose, in whole or in part, at any time, at the redemption prices per share referred to below in effect on the date fixed for redemption (the "Redemption Date") during the period beginning on October 15 of the years shown below, plus an amount equal to the dividends accrued and unpaid on the shares of Series C Preferred Stock to be redeemed, whether or not declared, to the Redemption Date:

If Redeemed During The 12-Month
Period Beginning October 15,       Redemption Price Per Share
---------------------------------  --------------------------
          1998...................                      $51.00
          1999...................                      $50.75
          2000...................                      $50.50
          2001...................                      $50.25
          2002 and thereafter....                      $50.00

          (b) In the event the Corporation shall redeem shares of Series C Preferred Stock, a notice of such redemption shall be given by first-class mail, postage prepaid, mailed not less than 30 nor more than 60 days prior to the Redemption Date, to each holder of record of the shares to be redeemed, at such holder's address as the same appears on the stock books of the Transfer Agent. Each such notice shall state: (i) the Redemption Date; (ii) the number of shares of Series C Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (iii) the redemption price; (iv) the place or places where certificates for such shares are to be surrendered for payment of the redemption price; (v) that payment will be made upon presentation and surrender of certificates evidencing such Series C Preferred Stock; (vi) the then current conversion price and the date on which the right to convert such shares of Series C Preferred Stock will expire; (vii) that dividends on the shares to be redeemed shall cease to accrue following such Redemption Date; (viii) that such redemption is at the option of the Corporation; and (ix) that dividends accrued to and including the Redemption Date will be paid as specified in said notice. Notice having been mailed as aforesaid, on and after the Redemption Date, unless the Corporation shall be in default in providing money for the payment of the redemption price (including an amount equal to any accrued and unpaid dividends to and including the Redemption Date), (x) dividends on the shares of the Series C Preferred Stock so called for redemption shall cease to accrue, (y) said shares shall be deemed no longer outstanding, and (z) all rights of the holders thereof as shareholders of the Corporation (except the right to receive from the Corporation the monies payable upon redemption, without interest thereon, upon surrender of the certificates evidencing such shares) shall cease. The Corporation's obligation to provide monies in accordance with the preceding sentence shall be deemed fulfilled if, on or before the Redemption Date, the Corporation shall deposit with a bank or trust company having an office or agency in the Borough of Manhattan, City of New York, and having a capital and surplus of at least $50,000,000, the principal amount of funds necessary for such redemption, in trust for the account of the holders of the shares to be redeemed (and so as to be and continue to be available therefor), with irrevocable instructions and authority to such bank or trust company that such funds be applied to the redemption of the shares of Series C Preferred Stock so called for redemption. Any interest accrued on such funds shall be paid to the Corporation from time to time. Any funds so deposited and unclaimed at the end of three years from such Redemption Date shall be released or repaid to the Corporation, after which, subject to any applicable laws relating to escheat or unclaimed property, the holder or holders of such shares of Series C Preferred Stock so called for redemption shall look only to the Corporation for payment of the redemption price.

          Upon surrender in accordance with said notice of the certificates for any such shares so redeemed (properly endorsed or assigned for transfer, if the Board of Directors shall so require and the notice shall so state), such shares shall be redeemed by the Corporation at the applicable redemption price aforesaid. If fewer than all the outstanding shares of Series C Preferred Stock are to be redeemed, shares to be redeemed shall be selected by the Corporation from outstanding shares of Series C Preferred Stock not previously called for redemption by lot or pro rata or by any other equitable method determined by the Board of Directors in its sole discretion. If fewer than all the shares represented by any certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without cost to the holder thereof.

          Notwithstanding the foregoing, if the Corporation's notice of redemption has been given pursuant to this Section 7 and any holder of shares of Series C Preferred Stock shall, prior to the close of business on the third Business Day preceding the Redemption Date, give written notice to the Corporation pursuant to this Section 7(b) hereof of the conversion of any or all of the shares to be redeemed held by such holder (accompanied by a certificate or certificates for such shares, duly endorsed or assigned to the Corporation), then the conversion of such shares to be redeemed shall become effective as provided in Section 9.

          (c) The election by the Corporation to redeem shares of Series C Preferred Stock pursuant to Section 7(b) hereof shall become irrevocable only on the relevant Redemption Date.

          SECTION 8.  Exchange.  (a)  In addition to the optional redemption
                      --------
rights of the Corporation as set forth in Section 7 above, the Corporation shall have the right to exchange the Series C Preferred Stock in whole, but not in part, on any dividend payment date for the Corporation's 4.5% Convertible Subordinated Debentures due 2003 (the "Debentures") to be issued substantially in the form set forth in the indenture (the "Debenture Indenture") [filed as an exhibit to the Corporation's Registration Statement on Form S-4, Registration No. 333-__________, filed with the Securities and Exchange Commission on August 17, 1999.

          (b) No such exchange shall be made unless all dividends accrued and payable on the Series C Preferred Stock have been paid or declared and such amount set aside for their payment prior to the date fixed for such exchange (the "Exchange Date"). Holders of outstanding shares of Series C Preferred Stock will be entitled to receive $50.00 principal amount of Debentures in exchange for each share of Series C Preferred Stock held by them at the time of exchange; provided that the Debentures will be issuable in denominations of
          --------
$1,000.00 and integral multiples thereof. If the exchange results in an amount of Debentures that is not an integral multiple of $1,000.00, the amount exceeding the closest integral multiple of $1,000.00 will be paid in cash by the Corporation.

          (c) Notice of such exchange of shares of Series C Preferred Stock shall be mailed at least 30 days but not more than 60 days prior to the Exchange Date to each holder of Series C Preferred Stock, at such holder's address as it appears on the books of the Corporation. The notice shall specify the Exchange Date and the place where certificates for shares of Series C Preferred Stock are to be surrendered for Debentures and shall state that dividends on Series C Preferred Stock will cease to accrue on the Exchange Date.

          (d) Prior to giving notice of intention to exchange pursuant to subsection 8(c) above, the Corporation and a bank or trust company selected by the Corporation shall execute and deliver an indenture substantially in the form of the Debenture Indenture with such changes as may be required by law, stock exchange rule, or usage that do not materially and adversely affect the rights of the holders of the Debentures (the "Indenture"). Prior to any exchange of shares of Series C Preferred Stock pursuant to subsection 8(a) above, any amendments or supplements to the Indenture which materially and adversely affect the rights of the holders of the Debentures shall be consented to by the holders of more than 50 percent of the then outstanding shares of Series C Preferred Stock. A copy of the Indenture may be inspected by the holders of any shares of Series C Preferred Stock at the offices of the Corporation during normal business hours. The Corporation will not give notice of its intention to exchange pursuant to subsection 8(c) above unless it shall file at the office or agency of the Corporation maintained for the exchange of shares of Series C Preferred Stock an opinion of counsel that the Indenture has been duly authorized, executed and delivered by the Corporation, has been duly qualified under the Trust Indenture Act of 1939 (or that such qualification is not necessary) and constitutes a valid and binding instrument enforceable against the Corporation in accordance with its terms (subject to bankruptcy, insolvency, reorganization or other laws of general applicability relating to or affecting creditors' rights and to the general principles of equity; and subject to such other qualifications as are then customarily contained in opinions of counsel experienced in such matters); and to the effect that the Debentures have been duly authorized and, when executed and authenticated in accordance with the provisions of the Indenture and delivered in exchange for the shares of Series C Preferred Stock, will constitute valid and binding obligations of the Corporation entitled to the benefits of the Indenture (subject as aforesaid); and that under the laws of the State of Georgia, the Debentures will be treated as on a parity with the indebtedness of the Corporation to its general unsecured creditors, except to the extent subordinated in the Indenture; and that the exchange of Debentures for the Series C Preferred Stock will not violate the laws of the State of Georgia; and that neither the execution and delivery of the Indenture or the Debentures nor compliance with the terms, conditions or provisions of such instruments will result in a breach or violation of any of the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust or other agreement or instrument, known to such counsel, to which the Corporation or any of its subsidiaries is a party or by which it or any of them is bound, or any decree, judgment, order, rule or regulations known to counsel, of any court or governmental agency or body having jurisdiction over the Corporation and such subsidiaries or any of their property; and that issuance of the Debentures in exchange for the shares of Series C

Preferred Stock is exempt from registration under the Securities Act of 1933, as amended (the "Securities Act").

          (e) If on the Exchange Date the Corporation has taken all action required to authorize the issuance of the Debentures in exchange for the Series C Preferred Stock, then, notwithstanding that the certificates for such shares have not been surrendered for cancellation, from and after the Exchange Date, all of the shares of Series C Preferred Stock shall no longer be deemed outstanding and all rights relating to such shares shall terminate, except only the right to receive dividends accrued and unpaid to the Exchange Date and, upon surrender of certificates therefor, the right to receive the Debentures, and the person or persons entitled to receive the Debentures issuable upon the exchange shall be treated for all purposes as the registered holder or holders of such Debentures. Upon due surrender of a certificate representing shares of Series C Preferred Stock, the holder thereof shall receive the principal amount of Debentures to which such holder is thereby entitled plus any amounts of cash which may be due hereunder.

          (f) The election of the Corporation to exchange the Series C Preferred Stock for the Debentures shall become irrevocable only on the Exchange Date.

          SECTION 9.  Conversion at Option of Holder.  (a)  Each share of Series
                      ------------------------------
C Preferred Stock may be converted, at any time and at the option of the holder, into fully paid, non-assessable shares of Common Stock of the Corporation on and subject to the terms and conditions of this Section 9.

          (b) The number of shares of Common Stock issuable upon conversion of each share of the Series C Preferred Stock shall be equal to the quotient obtained by dividing (i) $50.00 by (ii) the Conversion Price (as hereinafter defined) in effect on the date of conversion (calculated as to each conversion to the nearest 1/100th of a share). The Conversion Price shall initially equal
(i) $45.00 divided by (ii) the exchange ratio applicable to the common stock, par value $.01 per share, of SkyTel, in the merger of SkyTel with and into Empire Merger Inc., a wholly owned subsidiary of the Corporation; provided,
                                                                  --------
however, that such Conversion Price shall be adjusted and readjusted from time
-------
to time as provided in this Section 9 and, as so adjusted and readjusted, shall remain in effect until a further adjustment or readjustment thereof is required by this Section 9.

          (c) Except as may be provided by the Board of Directors, upon conversion of the Series C Preferred Stock, the Corporation is not obligated to make any payment or adjustment with respect to dividends accrued on the Series C Preferred Stock through the date of conversion unless the holder of the shares of Series C Preferred Stock being converted was the record holder of such shares on the record date for the payment of such dividends.

          (d) Upon surrender to the Corporation at the office of the Transfer Agent or such other place or places, if any, as the Board of Directors may determine, of certificates duly endorsed to the Corporation or in blank for shares of Series C Preferred Stock to be converted together with appropriate evidence of the payment of any transfer or similar tax, if required, and written instructions to the Corporation requesting conversion of such shares and specifying the name and address of the person, corporation, firm or other entity to whom such shares of

Common Stock are to be issued, the Corporation shall issue (i) the number of full shares of Common Stock issuable upon conversion thereof as of the time of such surrender and as promptly as practicable thereafter will deliver certificates for such shares of Common Stock, and (ii) cash for any remaining fraction of a share of Common Stock in an amount equaling the Current Market Price (as hereinafter defined) on the date such shares are tendered for conversion. Upon surrender of a certificate representing shares of Series C Preferred Stock to be converted in part, in addition to the foregoing, the Corporation shall also issue to such holder a new certificate representing any unconverted shares of Series C Preferred Stock represented by the certificate surrendered for conversion.

          (e) The Corporation shall pay all documentary, stamp, or similar issue or transfer tax due on the issue of shares of Common Stock issuable upon conversion of the Series C Preferred Stock; provided, however, that the holder
                                            --------  -------
of shares of Series C Preferred Stock so converted shall pay any such tax which is due because such shares are to be issued in the name other than that of such holder.

          (f) The Conversion Price in effect at any time shall be adjusted as follows:

               (i) If the Corporation shall, at any time or from time to time, effect a subdivision of the outstanding Common Stock, the Conversion Price in effect immediately before such subdivision shall be proportionately decreased and, conversely, if the Corporation shall, at any time or from time to time, effect a combination of the outstanding Common Stock, the Conversion Price in effect immediately before such combination shall be proportionately increased. Any adjustment under this subsection shall become effective at the close of business on the record date fixed for the applicable subdivision or combination.

               (ii) In the event the Corporation shall, at any time or from time to time, make or issue to all holders of shares of Common Stock (or fix a record date for the determination of holders of Common Stock entitled to receive) a dividend or other distribution payable in shares of Common Stock, then the Conversion Price then in effect shall be decreased as of the time of such issuance (or, in the event such a record date shall have been fixed, as of the close of business on such record date) in accordance with the following formula:

                                        O
                                     -------
                            C* = C x  O + N

          where:

          C* =  the adjusted Conversion Price.

          C  =  the current Conversion Price.

          O = the number of shares of Common Stock outstanding immediately prior to the applicable issuance (or the close of business on the record date).

          N = the number of additional shares of Common Stock issued in payment of such dividend of distribution.

               (iii) In the event the Corporation shall, at any time or from time to time, issue or sell (or be deemed pursuant to Section 9(g) hereto to have issued or sold) to all holders of shares of Common Stock any shares of Common Stock for a consideration per share that is less than the Current Market Price immediately prior to such issuance or sale (or deemed issuance or sale), then the Conversion Price then in effect shall be decreased as of the time of such issuance or sale (or deemed issuance or sale) in accordance with the following formula:

                                          NxP
                                          ---
                            C* = C x O  +  M
                                     -------
                                       O+N

          where:

          C* =  the adjusted Conversion Price.

          C  =  the current Conversion Price.

          O = the number of shares of Common Stock outstanding on the date of the applicable issuance or sale (or deemed issuance or sale).

          N  =  the number of additional shares of Common Stock issued or sold
                (or deemed issued or sold).

          P = the aggregate consideration per share received and/or to be received for each additional share of Common Stock issued or sold (or deemed issued or sold).

          M  =  the Current Market Price per share of Common Stock.

          (g) For purposes of determining the adjusted Conversion Price under
Section 9(f), the following principles shall be applicable:

               (i) If the Corporation in any manner grants to all holders of shares of Common Stock any rights or options (collectively, "Options") to subscribe for or to purchase Common Stock or other securities convertible into or exercisable or exchangeable for Common Stock (collectively, "Convertible Securities") and the aggregate consideration payable with respect to the issuance of such Options and with respect to the later conversion, exercise or exchange thereof for Common Stock is less than the Current Market Price in effect immediately prior to the granting of such Options, then the maximum number of shares of Common Stock issuable upon the exercise of such Options (and, if appropriate, upon the subsequent conversion, exercise or exchange of such Convertible Securities) shall be deemed to be outstanding and such Options shall be deemed to have been issued and sold for an aggregate consideration per share determined by dividing (A) the aggregate amount received or receivable by the Corporation as consideration for the granting of such Options, plus the minimum aggregate amount of additional consideration payable to the Corporation upon the exercise of all such Options (and, if appropriate, the minimum aggregate amount of additional consideration payable upon the conversion, exercise or exchange of such Convertible Securities), by (B) the maximum number of shares of Common Stock issuable upon the exercise of all such Options (and, if appropriate, upon the conversion, exercise or exchange of such Convertible Securities). No further adjustment of the Conversion Price shall be made when Common Stock or Convertible Securities are issued upon the exercise of such Options or when Common Stock is issued upon the conversion, exercise or exchange of such Convertible Securities.

               (ii) If the Corporation in any manner issues to all holders of shares of Common Stock any rights to subscribe for or to purchase Convertible Securities and the aggregate consideration for which Common Stock is issuable upon the conversion, exercise or exchange of such Convertible Securities is less than the Current Market Price in effect immediately prior to the issuance of such Convertible Securities, then the maximum number of shares of Common Stock issuable upon the conversion, exercise or exchange of such Convertible Securities shall be deemed to be outstanding and such Convertible Securities shall be deemed to have been issued and sold for an aggregate consideration per share determined by dividing (A) the aggregate amount received or receivable by the Corporation as consideration for the issuance of such Convertible Securities, plus the minimum aggregate amount of additional consideration payable to the Corporation upon the conversion, exercise or exchange of all such Convertible Securities, by (B) the maximum number of shares of Common Stock issuable upon the conversion, exercise or exchange of such Convertible Securities. No further adjustment of the Conversion Price shall be made when Common Stock is issued upon the conversion, exercise or exchange of such Convertible Securities.

               (iii) If the purchase price provided for in any Options, the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities, or the rate at which any Convertible Securities are convertible into or exchangeable for Common Stock change at any time, and such change is not due solely to the operation of anti-dilution provisions similar in nature to those set forth in this Section 9, then the Conversion Price in effect at the time of such change shall be readjusted to the Conversion Price which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or changed conversion rate, as the case may be, at the time initially granted, issued or sold.

               (iv) Upon the expiration of any Option or the termination of any right to convert, exercise or exchange any Convertible Securities without the conversion, exercise or exchange of any such Option or right, the Conversion Price then in effect hereunder will be adjusted to the Conversion Price which would have been in effect at the time of such expiration or termination had such Option or Convertible Security, to the extent outstanding immediately prior to such expiration or termination, never been issued.

               (v) If any Common Stock, Options or Convertible Securities are issued or sold or deemed to have been issued or sold for cash, the consideration received therefor will be deemed to be the net amount received by the Corporation therefor. In case any Common Stock, Options or Convertible Securities are issued or sold for a consideration other than cash, the amount of such consideration other than cash received by the Corporation will be the fair value of such consideration, as determined in good faith by the Board of Directors.

               (vi) If Common Stock, Options or Convertible Securities are issued or sold or deemed to have been issued or sold together with other stock or securities or other assets of the Corporation for a consideration that covers both, the consideration received by the Corporation for any Common Stock, Options or Convertible Securities shall be computed as the portion of the consideration so received that may be reasonably determined in good faith by the Board of Directors to be allocable to such Common Stock, Options or Convertible Securities, as the case may be.

               (vii) Anything herein to the contrary notwithstanding, no adjustment will be made to the Conversion Price by reason of (A) the issuance of Common Stock, Options or Convertible Securities to employees or directors of the Corporation pursuant to employee benefit plans or otherwise, or the issuance of Common Stock upon the conversion, exercise or exchange thereof, (B) the issuance of Common Stock upon the conversion, exercise or exchange of Options or Convertible Securities issued and outstanding on the date these Articles of Amendment are filed with the Secretary of State of the State of Georgia, (C) the issuance of any securities pursuant to and in accordance with the Rights Agreement dated August 25, 1996 between the Corporation and The Bank of New York, as amended (or any successor agreement), or (D) the issuance of Common Stock upon the conversion of the Series C Preferred Stock.

          (h) For purposes of this Exhibit D, the term "Current Market Price" per share of Common Stock on any date shall be deemed to be the average daily Closing Prices of the Common Stock for the 30 consecutive trading days commencing 45 trading days before such date. The "Closing Price" for each trading day shall be the last reported sales price regular way or, in case no sale takes place on such day, the average of the closing bid and asked prices regular way on such day, in either case as reported on the principal national securities exchange (which for this purpose shall include The Nasdaq National Market System ("NASDAQ/NMS")) on which the Common Stock is listed or admitted for trading, or if not listed or admitted to trading on any national securities exchange, the average of the high bid and low asked prices on such day as reported by the National Association of Securities Dealers, Inc. through the National Association of Securities Dealers Automated Quotation system ("NASDAQ"), or if the National Association of Securities Dealers, Inc. through NASDAQ shall not have reported any bid and asked prices for the Common Stock on such day, the average of the bid and asked prices for such day as furnished by any New York Stock Exchange member firm selected from time to time by the Corporation for such purpose, or if no such bid and asked prices can be obtained from any such firm, the fair market value of one share of the Common Stock on such day as determined in good faith by the Board of Directors.

          (i) No adjustment in the Conversion Price need be made unless the adjustment would require an increase or decrease of at least 1% in the Conversion Price; provided, however, that any adjustments that are not made
                  --------  -------
shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section 9 shall be made either to the nearest cent or to the nearest 1/100th of a share.

          (j) No adjustment need be made for a change in the par value of the Common Stock.

          (k) Whenever the Conversion Price is adjusted, the Corporation shall promptly mail to holders of Series C Preferred Stock a notice of adjustment briefly stating the facts requiring the adjustment and the manner of computing it.

          (l) In case of any consolidation or merger of the Corporation with any other entity (other than a wholly-owned subsidiary of the Corporation), or in the case of any sale or transfer of all or substantially all of the assets of the Corporation, or in the case of any share exchange pursuant to which all of the outstanding shares of Common Stock are converted into other securities or property, the Corporation shall make appropriate provision or cause appropriate provision to be made so that holders of each share of Series C Preferred Stock then outstanding shall have the right thereafter to convert such share of Series C Preferred Stock into the kind and amount of shares of stock and other securities and property receivable upon such consolidation, merger, sale, transfer or share exchange by a holder of the number of shares of Common Stock into which such share of Series C Preferred Stock might have been converted immediately prior to the effective date of such consolidation, merger, sale, transfer or share exchange. If in connection with any such consolidation, merger, sale, transfer or share exchange, each holder of shares of Common Stock is entitled to elect to receive either securities, cash or other assets upon completion of such transaction, the Corporation shall provide or cause to be provided to each holder of Series C Preferred Stock the right to elect to receive the securities, cash or other assets into which the Series C Preferred Stock held by such holder shall be convertible after completion of any such transaction on the same terms and subject to the same conditions applicable to holders of the Common Stock (including, without limitation, notice of the right to elect, limitations on the period in which such election shall be made and the effect of failing to exercise the election). The Corporation shall not effect any such transaction unless the provisions of this paragraph have been fulfilled. The above provisions shall similarly apply to successive consolidations, mergers, sales, transfers or share exchanges.

          (m) The Corporation shall reserve and at all times keep available, free from preemptive rights, out of its authorized but unissued stock, for the purpose of effecting the conversion of the Series C Preferred Stock, such number of its shares of duly authorized Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series C Preferred Stock.

          SECTION 10.  Redemption Upon Fundamental Change.  (a) If a Fundamental
                       ----------------------------------
Change (as defined in paragraph (c) of this Section 10) occurs, each holder of Series C Preferred Stock shall have the right, at the holder's option, to require the Corporation to repurchase all of such holder's Series C Preferred Stock, or any portion thereof that has an aggregate liquidation value that is a multiple of $50.00, on the date (the "Repurchase Date") selected by the Corporation that is not less than ten nor more than 20 days after the Final Surrender Date (as defined in paragraph (b) of this Section 10), at a price per share equal to $50.00, plus an amount equal to accrued and unpaid dividends to the Repurchase Date. The Corporation may, at its option, pay all or any portion of the repurchase price upon a Fundamental Change in shares of Common Stock of the Corporation or any successor corporation. For purposes of calculating the number of shares of common stock issuable upon such redemption, the value of any such common stock shall be equal to the average of the Closing Prices of such common stock for the five Trading Dates ending on the third Trading Date immediately preceding the Repurchase Date. Payment may not be made in shares of common stock unless such shares (i) have been, or will be, registered on or prior to the Final Surrender Date (as defined in paragraph (b) of this Section
10) under the Securities Act or are freely tradable pursuant to an exemption thereunder and (ii) are listed on a United States national securities exchange or quoted through the NASDAQ/NMS at the time of payment.

          (b) Within 30 days after the occurrence of a Fundamental Change, the Corporation must mail to all holders of record of the Series C Preferred Stock a notice containing the information set out in paragraph (b) of Section 7, except that, for purposes of this Section 10 only, instead of stating that such redemption is at the option of the Corporation, the notice shall describe the occurrence of such Fundamental Change and of the repurchase right arising as a result thereof. The Corporation must cause a copy of such notice to be published in a daily newspaper of national circulation (which shall be The Wall Street Journal, if then in circulation). At least two Business Days prior to the Repurchase Date, the Corporation must publish a similar notice stating whether and to what extent the repurchase price will be paid in cash or shares of common stock. To exercise the repurchase right, a holder of Series C Preferred Stock must surrender, on or before the date that is, subject to any contrary requirements of applicable law, 60 days after the date of mailing of the applicable notice (the "Final Surrender Date"), the certificates representing the Series C Preferred Stock with respect to which the right is being exercised, duly endorsed for transfer to the Corporation, together with a written notice of election.

          (c) The term "Fundamental Change" shall mean either of the following:

               (i) a "person" or "Group" (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) becoming, in one transaction or a series of related transactions, the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of Voting Shares (as defined in this paragraph (c)) of the Corporation entitled to exercise more than 50% of the total voting power of all outstanding Voting Shares of the Corporation (including any Voting Shares that are not then outstanding of which such person or Group is deemed the beneficial owner); or